LETTERHEAD OF VAVRINEK, TRINE, DAY & CO., LLP






The Board of Directors
Temecula Valley Bancorp Inc.
27710 Jefferson Avenue, Suite A100
Temecula, CA  92590

      We hereby consent, to the inclusion of our Independent Auditor's Report dated January 28, 2004 regarding the statements of financial condition of Temecula Valley Bancorp Inc. as of December 31, 2003 and 2002, and the related statements of income, changes in shareholders' equity and cash flows of the years then ended, incorporated by reference in the Registration Statement on Form S-8 of Temecula Valley Bancorp Inc., relative to the 2004 Stock Incentive Plan filed with the Securities and Exchange Commission.

/s/ VAVRINEK, TRINE, DAY & CO., LLP
-----------------------------------
Vavrinek, Trine, Day & Co., LLP



Laguna Hills, California
May 21, 2004